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                                                                    EXHIBIT 99.1

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Transit Group, Inc.                          Contact: James G. Overley
                                             Chief Operating Officer

                                             (770)444-0240

Transit Group Initiates Voluntary Financial Restructuring

ATLANTA (December 31, 2001) - Transit Group, Inc. ("Transit") (OTC: TRGP) today announced that to support its financial restructuring, the company and certain of its subsidiary companies have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida.

Excluded from the filing is the company's Land Transportation subsidiary, which governs relationships with trucking agents and brokers.

" While Transit has sound operating businesses, the company has a capital structure which it cannot sustain," said Philip A. Belyew, President and CEO. "In addition our industry has been significantly impacted by the overall economic decline and escalating insurance premiums. While we have made good progress in reducing our overhead costs over the past year, we have determined the best means to secure a strong future for Transit is through a Chapter 11 financial reorganization."

"We have the support of our lenders and their commitment to provide additional financial resources to meet our operating requirements through this process. We are taking steps to ensure that our employees, drivers, owner-operators, agents, customers and ongoing trade suppliers are not affected by our financial reorganization. We will continue to serve our customers as usual, while we complete the necessary changes to establish a sustainable capital structure. This action is a major step towards meeting this objective."

The Court has been asked to approve First Day Order requests that authorize Transit to continue to manage its businesses on a normal course basis throughout the restructuring process. This includes authorizing the company to meet its ongoing financial obligations with respect to employee salaries and benefits, as well as payments to owner-operators, agents and third-party carriers, which make up the Transit workforce.

Subject to receiving Court approval, Transit expects to enter into a debtor-in-possession (DIP) financing facility with GE Capital Corporation. In addition, the company has ongoing access to an operating line of credit supported by its senior working capital lender.

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" Through undertaking a financial reorganization and obtaining additional financing, we have strengthened our ability to deliver the high standard of service that Transit is known for. Our commitment is to ensure that our financial reorganization remains a largely invisible process to our customers and our workforce."

Transit Group, Inc., headquartered in Atlanta, Georgia, is one of the largest truckload companies in the United States, with operations in 48 states.

Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "intend," "believe," "appears," or "expect," or variations of such words or similar expressions, involve risks and uncertainties which could cause actual results to differ materially from those anticipated by the statement made herein. These risks relate to, among other factors, the challenges of completing a financial reorganization, maintaining customer support in a highly competitive industry, and the execution of the Company's financial restructuring. There can be no assurance that, considering these and other risks, that the Company's revenue will meet management's current expectations, that the Company will be able to successfully restructure its capital structure, or that the Company will successfully improve its operation performance and profitability.

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